Exhibit 99.1

Lpath and Merck Serono Extend ASONEP™ Collaboration

SAN DIEGO, SEPTEMBER 24, 2009: Lpath, Inc. (OTC BB: LPTN) has been advised by Merck Serono, a division of Merck KGaA, (Darmstadt, Germany) that Merck Serono has exercised its right to extend the “initial development period,” the period during which Lpath is responsible, in close collaboration with Merck Serono, for development of ASONEP™. While the ASONEP license agreement provided Merck Serono the right to extend this period to April 28, 2010, the parties agreed upon a revised date of June 27, 2010 in order to complete the Phase 1 study and various non-clinical studies undertaken to further the development of ASONEP as contemplated in the License Agreement.

Lpath will continue to receive the previously agreed upon monthly research and development funding from Merck Serono until April 28, 2010. In addition, Lpath remains eligible to earn development milestone payments during the extension period.

Lpath is nearing completion of its ASONEP Phase 1 clinical trial in cancer patients. The drug candidate was well tolerated at all tested dose levels, and there have been no drug-related Serious Adverse Events reported. Lpath expects to complete enrollment in its Phase I trial within a few weeks, but dosing of these patients may continue for several months.

Scott Pancoast, Lpath’s CEO, commented: “We expect the additional insights gleaned from the remaining Phase I patients and the extended collaboration will be extremely valuable in designing Phase 2 clinical trials for ASONEP. We continue to work hand-in-hand with Merck Serono in a collaborative effort to advance the ASONEP program to the next level.”

About Lpath

San Diego-based Lpath, Inc. is the category leader in lipidomics-based therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company is currently advancing three drug candidates, two of which—ASONEP™ for cancer and iSONEP™ for AMD—are nearing completion of Phase 1 clinical trials. For ASONEP, Lpath has joined with Merck Serono under a worldwide exclusive license and development partnership. For more information, go to www.Lpath.com.

About Forward-Looking Statements:

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that milestones will be met, results will be timely, necessary regulatory approvals will be obtained, the proposed treatments will prove to be safe or effective, or required clinical trials will be ultimately successful. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of therapeutic drugs, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on research grants, current and future competition, and other risks described from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
858-678-0800 x104	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	info@liolios.com